Contract

        Made and Signed in Migdal Haemek this 27th day of September 1993

BETWEEN: Rafi Amit
         (hereinafter: "Amit")

                                                      of the first part

AND:      Yotam Stern
          (hereinafter: "Stern")
                                                      of the second part

AND:      Yitzchak Kerl
          (hereinafter: "Kerl")
                                                      of the third part

WHEREAS The parties are the owners of an approximate 40% core of control of the Company and are directors thereof; and

WHEREAS The parties and the additional shareholders employed by the Company (the parties jointly with the additional shareholders employed by the Company being hereinafter called: "the Original Shareholders") are mutually committed by a voting agreement dated March 29, 1992 (hereinafter: "the Voting Agreement"); and

WHEREAS On account of the blocking provisions of the Stock Exchange and the directives of the Income Tax Commission, the shares of the Original Shareholders are being held by a trustee (hereinafter: "the Trustee") according to a trust contract dated __________ (hereinafter: "the Trust Contract"); and

WHEREAS Some of the shares of the Original Shareholders have become unblocked; and

WHEREAS A number of the shareholders from amongst the Original Shareholders have recently expressed an interest in selling their shares in company; and

WHEREAS     The parties wish to retain the core of control in the Company;

      Therefore, it is declared, agreed and stipulated between the parties as follows:

1.    The preamble to this Contract constitutes an integral part thereof.

2. The parties undertake not to sell their shares in the Company and to vote jointly and as one at meetings of the Original Shareholders and at general meetings, as mentioned below.
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                                       2


3. The following provisions will apply in relation to the sale of shares of the parties in the Company including their shares held by the Trustee (hereinafter: "the Parties' Shares"):

      3.1 Each of the parties undertakes not to sell or otherwise dispose of any of the Parties' Shares without the prior written consent of at least one of the other parties to this Contract.

      3.2 Notwithstanding the foregoing, a party may sell shares amounting to not more than 1% (one per centum) of his shares in the Company during any calendar year without requiring any consent, if such sale is made in the course of regular trading on the Stock Exchange.

      3.3 The parties hereby irrevocably instruct the Trustee not to allow the sale or transfer of any of the Parties' Shares unless he is satisfied that the provisions of this Contract have been fulfilled.

      3.4 For the avoidance of doubt it is hereby stated that the prohibition against sale or transfer contained in this clause will not apply to a transfer by way of succession or by operation of law, to a transfer to a close family member (spouse, child) or to a corporation which is wholly owned by a party.

4. The following provisions will apply in relation to voting rights in respect of the Parties' Shares:

      4.1 The parties will vote jointly and in a uniform manner in meetings to be held according to the Voting Agreement in general meetings, as set out below.

      4.2 Approximately half an hour before the holding of a meeting of the Original Shareholders according to the Voting Agreement (or before the holding of a general meeting of the Company, if, for any reason, a meeting according to the Voting Agreement is not held) the parties will meet and decide how they will vote on the matters on the agenda and as to the questions arising at such meeting.

            If all of the parties have not appeared at such meeting - if two of the parties are present at the meeting - decisions adopted by the shareholders present will be binding upon all the parties.

      4.3 A decision by the parties respecting the manner of their voting at the meeting, will be determined by simple majority according to the rate of their holdings of the shares of the Company.

      4.4 The parties hereby irrevocably appoint the Trustee as their attorney-in-fact and hereby irrevocably instruct him to vote at meetings of the Original Shareholders and at the general meetings pursuant to decisions adopted at meetings as mentioned in this clause 2 above.

            The Trustee will act at meetings according to a decision signed by at least two of the parties to this Contract.

5. For the avoidance of doubt it is hereby stated that if shares are transferred in any of the cases enumerated in clause 3.4 above, the transferee will be subject to all the provisions of this Contract.

6. The Contract will be in force with respect to each party so long as he holds at least 2% of the shares of the Company.

7. The parties hereby instruct the Trustee to hold the Parties' Shares in trust for them and act as provided in this Contract for the entire term hereof as provided in clause 6 above.

8. The provisions contained in clauses 3(d), 5, 7, 9, 10 and 11 of the Trust Contract will, mutatis mutandis, apply to the trusteeship relating to this Contract.

9. The provisions of this Agreement will apply to the parties in addition to but without prejudice to or derogating from the provisions of the Voting Agreement.

              In witness whereof the parties have set their hands:


       (signed)                      (signed)                      (signed)
-----------------------        ----------------------        -------------------
        Amit                           Stern                         Kerl